Exhibit 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES RECORD NET SALES AND
NET INCOME FOR FIRST QUARTER FISCAL YEAR 2007
AND RECORD QUARTERLY CASH DIVIDEND

•	Record net sales of $262.6 million for the June quarter, first time to achieve a one billion dollar revenue run rate; net sales increased 6.2% sequentially

•	In the June quarter, on a non-GAAP basis, prior to share-based compensation:

•	Record gross margins of 60.4%

•	Record operating profit of 36.4%

•	Record net income of $81.4 million and 30.9%

•	On a GAAP basis, gross margins of 60.4%, operating profit of 34.2% and record net income of $77.0 million and 29.3%

•	Record net cash generated of $136.5 million during the June quarter before dividend payment of $46.1 million

•	Increased dividend by 9.3% to a record 23.5 cents per share; Represents an increase of 88% from dividend level one year ago

CHANDLER, Arizona - July 20, 2006 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended June 30, 2006. Net sales for the first quarter of fiscal 2007 were $262.6 million, up 6.2% sequentially from $247.2 million in the immediately preceding quarter, and up 20.2% from sales of $218.5 million in the prior year’s first fiscal quarter. The Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” at the beginning of the quarter and this is the first period that costs associated with the Company’s stock option and employee stock purchase plans are included within its financial statements. As such, the Company has included additional information in its disclosures to assist shareholders with appropriate comparative information. Non-GAAP net income for the first quarter of fiscal 2007, which excludes the effect of all share-based compensation expense, was a record $81.4 million, or 37 cents per diluted share, up 7.7% from GAAP net income of $75.6 million, or 35 cents per diluted share, in the immediately preceding quarter; and up 33% from GAAP net income of $61.0 million, or 29 cents per diluted share, in the prior year’s first fiscal quarter. GAAP net income for the first quarter of fiscal 2007 was a record $77.0 million or 35 cents per diluted share. A reconciliation of GAAP to non-GAAP earnings per share is included as part of this press release.

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200 FAX 480•899•9210

Microchip Technology
Reports First Quarter
Fiscal Year 2007 Results

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 23.5 cents per share. The quarterly dividend is payable on August 17, 2006 to stockholders of record on August 3, 2006. Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

“We are very pleased to have delivered yet another record quarter in nearly every respect. Net sales exceeded the one billion dollar run rate for the first time in our history,” said Steve Sanghi, Microchip’s President and CEO. “Net sales also exceeded the high end of our guidance. The revenue growth was driven by our microcontroller business which grew a robust 8.2% sequentially and was up 21.0% over the year ago quarter. Our Flash microcontroller business was even stronger and grew 12.1% sequentially and over 46% from the year ago quarter.”

“We also achieved another record quarter in development system shipments. We shipped a record 20,921 development tools in the quarter, demonstrating continued strong customer interest in our products,” said Ganesh Moorthy, Vice President, Advanced Microcontroller and Memory Division.

Mr. Sanghi continued, “Our revenue growth was very broad-based, as we grew in all major geographies. Growth was led by Asia which was up 11% sequentially, followed by Europe which grew by 3.8% sequentially, and Americas grew 1.8% sequentially.”

Mitch Little, Microchip’s Vice President of Worldwide Sales and Applications said, “Our continued strong performance was directly influenced by several initiatives over the last 3 years, where Microchip has taken an increasingly higher level of direct control of demand creation for our products. Microchip has significantly added to its technical sales, application engineering and customer training resources to accelerate design-in activity for our products. At the same time, we have added several regional distributors and catalog houses. These regional distributors have dedicated significant technical resources applied to creating demand specifically for Microchip. We are definitely pleased with the results. Our success and growth are vindicating this strategy.”

“We achieved record gross margins and non-GAAP operating margins of 60.4% and 36.4%, respectively, in the June 2006 quarter,” Mr. Sanghi added.

Sanghi continued, “We are also pleased to be increasing our quarterly dividend payment to our shareholders by 9.3% sequentially, to 23.5 cents per share. We continue to believe, based on investor feedback, that increasing dividends is a highly desirable way of returning additional value to shareholders.”

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Microchip Technology
Reports First Quarter
Fiscal Year 2007 Results

Gordon Parnell, Microchip’s Chief Financial Officer, said, “Inventory days on our balance sheet at the end of June, prior to the effects of share-based compensation expense, were 101 days, down 5 days from inventory levels at March 31, 2006. Inventory days including the effects of share-based compensation were 102 days. Inventory in the distribution channel at the end of June was 2.0 months, which is at the lower end of the historical range of 1.9 to 3.3 months.”

“We generated a record net cash flow for the June 2006 quarter of $136.5 million, before the payment of $46.1 million in dividends,” Mr. Parnell added.

Mr. Sanghi concluded, “With broad-based strength and low inventory in the channels, we expect net sales in the September 2006 quarter to be up about 4% sequentially. With decreasing inventory at Microchip, we are also preparing our factories with equipment and personnel to execute the needed ramp. Earnings per share are expected to be about 39 cents on a non-GAAP basis, excluding the effect of share-based compensation expense. EPS on a GAAP basis is expected to be about 37 cents.”

Microchip’s Recent Highlights:

•
Microchip received six additional awards for product and organizational leadership. For example, Lear Corporation (NYSE: LEA) selected Microchip as one of 10 global recipients of the “2005 Lear Supplier Hall of Fame Award” from a pool of more than 3,200 companies, and Microchip received honorable mention for workplace flexibility at the recent Arizona Alfred P. Sloan awards ceremony.

•
In the realm of product innovation, Design News magazine’s editors nominated and its readers named Microchip the winner of two 2005 Golden Mousetrap awards: the ENC28J60 Ethernet Controller as “Best Product: Electronics, Digital Control/Embedded Computing”; and Microchip’s entire product portfolio as “Best Value, Electronics”.

•
During the quarter, Microchip shipped 20,921 new development systems—a new company record. This brisk pace demonstrates the continued strong acceptance of Microchip’s products. The total cumulative number of development systems shipped now stands at 452,937.

•
During the quarter, Microchip released to production 20 more 16-bit microcontrollers and digital signal controllers. These product releases bring the total number of 16-bit microcontrollers and digital signal controllers in production to 65.

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Microchip Technology
Reports First Quarter
Fiscal Year 2007 Results

•
During the quarter, Microchip introduced three new dsPIC® digital signal controllers designed to power the next generation of Switch-Mode Power Supplies via low-cost, ultra-fast PWM and A/D-converter peripherals that enable complete digital-loop control.

•
For development with its analog products, Microchip introduced the Mindi™ simulation tool, which is a free, easy-to-use Web-based battery and power circuit simulator. This tool saves time in developing circuits and selecting components, by providing circuits that can be downloaded and ported directly into system diagrams.

•	The Company expanded its 20-pin 8-bit PIC microcontroller family with the new PIC16F631/677 microcontrollers to provide a compelling option for migrating up from its 8- and 14-pin devices.

Second Quarter Fiscal 2007 Outlook:

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

•	Net sales for the quarter ending September 30, 2006 are currently anticipated to be up about 4% from the June 2006 quarter.

•
Gross margins for the quarter ending September 30, 2006 are expected to be approximately 60.6%. Gross margins will not be impacted by share-based compensation until the third quarter of fiscal 2007, based on the timing of conversion of inventory to sales. Generally, gross margins fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•
Operating expenses on a GAAP basis for the quarter ending September 30, 2006 are anticipated to be approximately 26.2%. Non-GAAP operating expenses for the quarter ending September 30, 2006 are expected to be approximately 24%, prior to the effects of all share-based compensation expense associated with stock options and the employee stock purchase plan. Operating expenses fluctuate over time, primarily due to revenue, foreign currency effects on our business, and profit levels.

•	The tax rate for the quarter ending September 30, 2006 is anticipated to be approximately 24%.

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Microchip Technology
Reports First Quarter
Fiscal Year 2007 Results

•
Earnings per diluted share for the quarter ending September 30, 2006 are anticipated to be about 37 cents on a GAAP basis, and approximately 39 cents on a non-GAAP basis, excluding the effect of all share-based compensation expense.

•
On a GAAP basis, inventories at September 30, 2006 are anticipated to be approximately 97 days, down approximately 5 days compared with the June 2006 quarter. On a non-GAAP basis, excluding the effects of share-based compensation, inventory days are expected to be approximately 95 days as of September 30, 2006, down approximately 6 days compared to June 30, 2006. The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•
Capital expenditures for the quarter ending September 30, 2006 are expected to be approximately $20 million, and capital expenditures for fiscal 2007 are expected to total approximately $80 million. The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

•
Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the September quarter of approximately $125 million before the dividend payment of $50.5 million announced today. This amount is before the effect of any stock buy-back activity.

•
Microchip announced on April 22, 2004 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares. At June 30, 2006, approximately 1.5 million shares remained available for purchase under this program. Future purchases will depend upon market conditions, interest rates and corporate considerations.

Use of Non-GAAP Financial Measures:

SFAS 123(R) requires us to estimate the cost of certain forms of share-based compensation, including employee stock options and awards under our employee stock purchase plan (ESPP Plan), and to record a commensurate expense in the income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of our common stock.

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Microchip Technology
Reports First Quarter
Fiscal Year 2007 Results

Accordingly, management excludes this item from its internal operating forecasts and models. We are showing non-GAAP gross margin, non-GAAP research and development expenses, non-GAAP selling, general and administration expenses, non-GAAP net income, and non-GAAP diluted earnings per share, all of which excludes all share-based compensation expense, to permit additional analysis of our performance. Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods, which we believe is useful to investors. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash charges that many investors feel may obscure our true operating costs. Management uses these non-GAAP measures to manage and assess the profitability of its business and does not consider share-based compensation expense, which is a non-cash charge, in managing its operations. Specifically, we do not consider share-based compensation expense when developing and monitoring budgets and spending. Our measure of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for gross margin; research and development expenses; selling, general and administrative expenses; net income and diluted earnings per share determined in accordance with GAAP. There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands except per share amounts)

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (2)	Non-GAAP
Net sales	$262,557	---	262,557	218,527	---	218,527
Cost of sales	104,073	---	104,073	91,022	---	91,022
Gross profit	158,484	---	158,484	127,505	---	127,505
	60.36%		60.36%	58.35%		58.35%

Operating expenses:
Research and development	28,024	(2,291)	25,733	23,395	---	23,395
Selling, general and administrative	40,779	(3,514)	37,265	31,081	---	31,081
	68,803	(5,805)	62,998	54,476	---	54,476

Operating income	89,681	5,805	95,486	73,029	---	73,029
	34.16%		36.37%	33.42%		33.42%

Other income, net	11,614	---	11,614	7,268	---	7,268

Income before income taxes	101,295	5,805	107,100	80,297	---	80,297

Income taxes	24,311	1,393	25,704	19,273	---	19,273

Net income	$76,984	$4,412	$81,396	$61,024	---	$61,024

Basic net income per share	$0.36	$0.02	$0.38	$0.29	$0.00	$0.29

Diluted net income per share	$0.35	$0.02	$0.37	$0.29	$0.00	$0.29

Basic shares used in calculation	214,175	---	214,175	208,396	---	208,396
Diluted shares used in calculation	219,791	(459)	219,332	213,105	---	213,105

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP
CONSOLIDATED BALANCE SHEETS
(in thousands except per share amounts)

ASSETS

	June 30, 2006 (Unaudited)				March 31, 2006
	GAAP	Adjustments (1)		Non-GAAP	GAAP	Adjustments (2)		Non-GAAP
Cash and short-term investments	$753,789	$	---	$753,789	$764,764	$	---	$764,764
Accounts receivable, net	137,196		---	137,196	139,361		---	139,361
Inventories	116,642		(1,667)	114,975	115,024		---	115,024
Other current assets	98,342		(2,154)	96,188	99,680		---	99,680
Total current assets	1,105,969		(3,821)	1,102,148	1,118,829		---	1,118,829

Property, plant & equipment, net	648,542		---	648,542	659,972		---	659,972
Long-term investments	490,268		---	490,268	520,360		---	520,360
Other assets	49,912		---	49,912	51,435		---	51,435

Total assets	$2,294,691		$(3,821)	$2,290,870	$2,350,596	$	---	$2,350,596

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$137,500	$	---	$137,500	$268,954	$	---	$268,954
Accounts payable and other accrued liabilities	246,288		---	246,288	240,534		---	240,534
Deferred income on shipments to distributors	110,911		---	110,911	99,481		---	99,481
Total current liabilities	494,699		---	494,699	608,969		---	608,969

Pension accrual	836		---	836	801		---	801
Deferred tax liability	11,347		---	11,347	14,637		---	14,637

Stockholders' equity	1,787,809		(3,821)	1,783,988	1,726,189		---	1,726,189

Total liabilities and stockholders' equity	$2,294,691		$(3,821)	$2,290,870	$2,350,596	$	---	$2,350,596

(1)
Adjustments consist of share-based compensation, related tax effect, and the impact on the treasury stock method under SFAS 123(R). The treasury stock method used to calculate GAAP weighted average shares outstanding requires amounts related to compensation costs attributable to future services and not yet recognized in the financial statements to be treated as proceeds that are assumed to be used to repurchase shares. As a result, this reduces the total number of weighted average shares for purposes of calculating GAAP weighted average shares outstanding (diluted). Since Microchip does not include the effects of these compensation costs in its non-GAAP net income, management believes these amounts should not be applied to the repurchase of shares in calculating non-GAAP net income per share, and, accordingly, adds such shares back into weighted average shares outstanding for purposes of calculating non-GAAP net income per share.

(2)	For the three months ended June 30, 2005, no share-based compensation was recorded for stock options or for our employee stock purchase plan.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE
TO NON-GAAP NET INCOME AND NON-GAAP DILUTED EARNINGS PER SHARE
(in thousands except per share amounts)

	Three Months Ended June 30,
	2006	2005
GAAP net income	$76,984	$61,024

Share-based compensation expense, net of tax	4,412	---

Non-GAAP net income	$81,396	$61,024

Diluted GAAP net income per share	$0.35	$0.29
Diluted non-GAAP net income per share	$0.37	$0.29

Diluted GAAP shares used in calculation	219,791	213,105
Diluted non-GAAP shares used in calculation	219,332	213,105

(1)

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Microchip Technology
Reports First Quarter
Fiscal Year 2007

Conference Call and Updates:

Microchip will host a conference call today, July 20, 2006 at 6:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until July 27, 2006.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) July 20, 2006 and will remain available until 5:00 p.m. (Eastern Time) on July 27, 2006. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 2014447.

Cautionary Statement:

The statements in this release relating to a one billion dollar revenue run rate, development tools demonstrating continued strong customer interest in our products, accelerating design-in activity, vindicating our strategy, that increasing dividends is a highly desirable way of returning additional value to shareholders, our expectation of net sales growth of about 4% sequentially, decreasing inventory, preparing our factories for a ramp in production, our expectation of GAAP EPS of approximately 37 cents and non-GAAP EPS of approximately 39 cents for the September 30, 2006 quarter, the continued strong acceptance of Microchip’s products, and the statements containing our guidance for the quarter ending September 30, 2006 with respect to net sales, gross margins, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending September 30, 2006 and for fiscal 2007, net cash generation and future stock repurchases are forward- looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

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Microchip Technology
Reports First Quarter
Fiscal Year 2007

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this July 20, 2006 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC and dsPIC are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries.
All other trademarks mentioned herein are property of their respective companies.